EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (File No. 33-92138, 33-24714, 33-78442 and 333-42950) of BSB Bancorp, Inc. relating to the financial statements, of our report dated January 25, 2002 which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS, LLP

Syracuse, N.Y. March 26, 2003